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                                                                     EXHIBIT 7.2

                        NON-NEGOTIABLE PROMISSORY NOTE
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$1,000,000                                                       August 12, 1997

     FOR VALUE RECEIVED, the undersigned, Amgen Inc. (hereinafter referred to as "Maker"), hereby promises to pay to the order of Progenitor, Inc. (hereinafter referred to as "Holder"), at the office of Holder at 1507 Chambers Road, Columbus, OH 43212-1566, Attention: Chief Financial Officer (or such other place as Holder may direct from time to time), in lawful money of the United States and in immediately available funds, the principal sum of One Million Dollars ($1,000,000) in accordance with the schedule set forth below.

     This Note is given pursuant to that certain Stock Purchase Agreement, dated December 31, 1996, by and between Maker and Holder (the "Stock Purchase Agreement").

     Maker shall make payment under this Note in accordance with the following schedule:

     1. On December 31, 1997, the principal amount of Five Hundred Thousand Dollars ($500,000), without interest; and

     2. On December 31, 1998, the principal amount of Five Hundred Thousand Dollars ($500,000), without interest.

     Notwithstanding the foregoing payment schedule, if Maker should sell or otherwise transfer any of the 186,047 shares of Holder's Common Stock purchased by Maker pursuant to the Stock Purchase Agreement and referred to therein as the Note Common Stock (the "Note Common Stock"), Maker shall repay to Holder on the date of such sale or transfer a principal amount equal to the greater of (i) the portion of the outstanding principal balance under this Note that corresponds to the portion of the Note Common Stock owned by Maker and so transferred or sold or (ii) the proceeds of such transaction, up to the outstanding principal amount of this Note.

     Any principal amount not paid as required by any date specified in this Note shall bear interest at a rate equal to the prime rate (or other commercial lending rate for borrowers of the highest credit standing) announced from time to time by Bank of America NT&SA, San Francisco, California, from the date due until the date of payment, and shall be due and payable upon the payment of such principal.

     The entire unpaid principal balance may be prepaid, in whole or in part, at any time without premium or penalty.

     Unless otherwise agreed by the holder, all payments on this Note shall be applied first to interest, if any, and then to the remaining principal.

     The remedies of Holder, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as the occasion therefor shall arise. No act of omission or commission of Holder, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through
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a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to any demand hereunder shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent demand.

        Maker's obligation to make payment under this Note is absolute and unconditional, and shall not be subject to any right of setoff, counterclaim or other defense that Maker may have against Holder or any other person or entity under applicable law or otherwise, including with respect to any claims, actions or rights arising under or in connection with the Stock Purchase Agreement, that certain License Agreement by and between Maker and Holder, dated as of December 31, 1996, or any other agreement or document, whether arising by breach of representation, warranty, or covenant or otherwise.

        Maker hereby waives presentment and demand for payment, protest or notice of protest and non-payment of any kind.

        Maker promises to pay all reasonable collection expenses, court costs and attorneys' fees which may be incurred in connection with the collection or enforcement of this Note or any part thereof.

        Holder may not transfer any of its rights under this Note without the prior written consent of Maker, which consent shall not be unreasonably withheld.

        Any provision of this Note that is illegal, invalid or unenforceable, shall be ineffective to the extent of such illegality, invalidity or unenforceability without rendering illegal, invalid or unenforceable the remaining provisions of this Note.

        This Note shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles.

                                 MAKER:

                                 AMGEN INC.

                                 By: /s/ GEORGE A. VANDEMAN
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                                 Name:  GEORGE A. VANDEMAN
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                                 Title: Senior Vice President, General Counsel,
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                                        and Secretary
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